3: MGIT Fixed Income 10f3

MGIT Fixed Income 10f3

Transactions Q4 2001

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
	Security Purchased    	Comparison Security    	Comparison Security
Cusip	20825UAA2	718507BP0	492386AR8
Issuer	CONOCO FUNDING CO	PHILLIPS PETE	KERR-MCGEE CORP.
Underwriters	Credit Suisse, JP Morgan, Salomon Smith, BancofA, DBAB, Royal Bank Scotland	JP Morgan, Merrill, BancofA, Chase, ABN, DBAB, BNP, Greenwich, Scotia, Sumitomo, Blaylock, Guzman, Williams Cap.	Lehman, JP Morgan, ABN A mro, Banc One, RBC, Salomon
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	COC 5.45,% 10/15/2006	P 8.5,% 5/25/2005	KMG 5.875,% 9/15/2006
Is the affiliate a manager or co-manager of offering?	Co-Man	C0-Man	n/a
Name of underwriter or dealer from which purchased	Credit Suisse	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	10/3/2001	5/18/2000	9/26/2001

Total dollar amount of offering s old to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 1,250,000,000	$ 1,150,000,000	$ 325,000,000
Total	$ 1,250,000,000	$ 1,150,000,000	$ 200,000,000

Public offering price	99.86	99.72	99.94
Price paid if other than public offering price	n/a	n/a	n/a
Underwriting spread or commission	0.35%	0.35%	0.6%
Rating	Baa1/BBB+	A3/BBB+	Baa2/BBB
Current yield	5.46%	8.52%	5.88%

Total par value purchased	3,500,000	n/a	n/a
$ amount of purchase	3,494,960	n/a	n/a

% of offering purchased by fund	0.28%	n/a	n/a
% of offering purchased by associated funds	0.17%	n/a	n/a
Total	0.45%	n/a	n/a